Exhibit 99.1

News Release

Sunoco LP Announces Early Tender Results of Tender Offer of its 4.875% Senior Notes due 2023

DALLAS, November 24, 2020 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced the early tender results for its previously announced cash tender offer (the “Offer”) for any and all of its outstanding 4.875% Senior Notes due 2023 (the “Notes”). The terms and conditions of the Offer are set forth in the Offer to Purchase, dated November 9, 2020, as amended to “upsize” the Offer and remove the tender cap (as the same may be further amended or supplemented, the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on December 8, 2020, unless extended or earlier terminated by Sunoco.

As of 5:00 p.m., New York City time, on November 23, 2020 (such time and date, the “Early Tender Deadline”), according to information provided by D.F. King & Co., Inc., the tender and information agent for the Offer, the aggregate principal amount of the Notes set forth in the table below under “Principal Amount Tendered at Early Tender Deadline” had been validly tendered and not validly withdrawn in the Offer. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on November 23, 2020.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Early Tender Payment (per $1,000)	Principal Amount Tendered as of Early Tender Deadline
4.875% Senior Notes due 2023	86765LAH0 / U86759AE4 / 86765LAJ6	$1,000,000,000	$30	$563,593,000

The Total Consideration (as defined in the Offer to Purchase) for each $1,000 principal amount of Notes tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase pursuant to the Offer is $1,017.50. The Total Consideration includes the Early Tender Payment.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to the Early Tender Deadline are eligible to receive the Total Consideration for the Notes accepted for purchase. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the payment date.

It is anticipated that the payment date for the Notes validly tendered and accepted for purchase at or prior to the Early Tender Deadline will be November 24, 2020, subject to change without notice.

Sunoco’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in Sunoco’s discretion, of certain conditions, which are more fully described in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase. Holders of the Notes are urged to read the Offer to Purchase carefully.

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are acting as lead dealer managers for the Offer. The tender agent and information agent for the Offer is D.F. King & Co., Inc. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (Toll-free) or (212) 538-2417 or Barclays Capital Inc. at (800) 438-3242 (Toll-free) or (212) 528-7581. Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (866) 796-6867 (Toll-Free) or (212) 269-5550, by email at sunoco@dfking.com.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2023 notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy any security, including the debt securities offered in the debt financing (the “new notes”), nor does it constitute a solicitation for an offer to purchase any security, including the new notes or the 2023 notes. The Offer is being made solely by means of the Offer to Purchase, which sets forth the complete terms and conditions of the Offer. The Offer is not being made to holders of 2023 notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the Offer and the concurrent debt financing. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, Sunoco has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and cannot predict the length and ultimate impact of those risks. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA

Manager – Investor Relations, Strategy and Growth

(214) 840-5553, derek.rabe@sunoco.com

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